Exhibit 8.1

List of Principal Subsidiaries of the Registrant

Name of Subsidiaries	Percentage	Place of Incorporation

AnPac Technology USA Co., Ltd.	100%	United States of America
Changwei System Technology (Shanghai) Co., Ltd.	100%	People’s Republic of China
AnPac Bio-Medical Technology (Lishui) Co., Ltd.	100%	People’s Republic of China
Changhe Bio-Medical Technology (Yangzhou) Co., Ltd.	100%	People’s Republic of China
AnPac Bio-Medical Technology (Shanghai) Co., Ltd.	100%	People’s Republic of China
Lishui AnPac Medical Laboratory Co., Ltd.	100%	People’s Republic of China
Shiji (Hainan) Medical Technology Limited	100%	People’s Republic of China
Shanghai Muqing Anpac Health Technology Co., Ltd	51%	People’s Republic of China